Exhibit 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network Secures $2.050 Million AI Licensing Partnership in Africa

Featuring Institution-Approved Mental Health Pilot at Nelson Mandela University

WILMINGTON, Del. and Johannesburg, South Africa, Jan. 21, 2026—Brand Engagement Network, Inc. (Nasdaq: BNAI) (“BEN”), a provider of secure, governed conversational AI solutions for regulated industries, today announced the finalization of a strategic partnership with Valio Technologies (Pty) Ltd (“Valio”) to establish an exclusive AI licensing framework for government and commercial markets across Africa. The partnership includes a memorandum of understanding with Nelson Mandela University for a regulated, institution-approved pilot deployment of artificial intelligence designed to enhance student wellbeing.

Key Deal Terms

●	$2,050,000 preferred equity contribution from a newly formed South Africa–based entity to BEN, recognized as intellectual property licensing revenue
●	25% common equity ownership in the newly formed entity and one board seat
●	35% revenue share across software, SaaS, services, and subscription offerings
●	Exclusive license for government and private-sector markets across Africa
●	Perpetual term with right of first refusal on any sale

The partnership leverages BEN’s proprietary Engagement Language Model (ELM™) and Retrieval-Augmented Generation (RAG) technologies to deliver compliant, localized AI solutions aligned with growing data sovereignty and regulatory requirements across African markets.

Nelson Mandela University: Governed AI in Practice. As part of the Africa expansion, BEN and Valio have entered into a memorandum of understanding with Nelson Mandela University to implement a governance framework for an AI-powered mental health support initiative for students. The planned deployment is intended to operate within a secure, closed-loop environment and is trained exclusively on institution-approved content, without access to external public models or the open internet.

The initiative is designed to complement the University’s existing counseling, wellness, and psychosocial services by expanding access to confidential, culturally relevant support while maintaining strict governance, institutional oversight, and appropriate escalation to human care when required. This comes at a critical time, as mental health challenges among university students are at alarming levels globally. In South Africa, prevalence rates for anxiety disorders reach up to 37.1% among students1, with post-traumatic stress disorder (PTSD) affecting 21-24.5%2, and overall perceived stress impacting 64.7% of university students across Africa3. Similarly, in the United States, 37% of college students report moderate to severe anxiety4, 44% experience depression symptoms5, and 60% meet criteria for at least one mental health issue6, underscoring the universal need for innovative, governed solutions like this pilot.

“In mental health applications, accuracy, governance, and trust are essential,” said Lefentse Nokaneng, Chief Executive Officer of Valio Technologies and General Manager: Research at Brand South Africa, South Africa’s official national branding agency7. “We selected BEN because its technology is built with control and accountability at its core, supporting institutions as they responsibly explore how AI can complement existing support services.”

“This partnership reflects our strategy of pairing commercial scale with real-world, institution-approved deployments,” said Tyler Luck, Chief Executive Officer and Co-Founder of BEN. “Africa, with its rapidly growing digital economy and more than 1.4 billion people, represents a significant opportunity for governed AI adoption across public and private sectors. By combining exclusive licensing, equity participation, and trusted institutional collaborations like Nelson Mandela University, we are building a scalable ecosystem aligned with regulatory, cultural, and societal priorities.”

Valio Technologies is also the creator of eYakho Health, a digital health platform that aims to become one of Africa’s largest connected health networks, linking patients, clinicians, pharmacies, diagnostic providers, and hospitals through a unified digital ecosystem accessible across the continent.

This announcement marks BEN’s second major international AI licensing agreement — following the highly successful Skye LATAM partnership in Latin America — and underscores growing demand for compliant, sovereignty-aligned AI solutions across life sciences, healthcare, insurance, financial services, hospitality, retail, and automotive sectors.

About Brand Engagement Network, Inc. (Nasdaq: BNAI) Brand Engagement Network, Inc. (“BEN”) is a provider of secure, enterprise-grade artificial intelligence solutions that enable natural conversations, workflow automation, and real-world execution across text, voice, and avatar-based experiences. Designed for regulated and high-impact industries, BEN delivers highly personalized, multimodal AI within secure, closed-loop environments—helping organizations modernize operations, improve decision-making, and enhance customer engagement. BEN’s platform is powered by proprietary technology, including its Engagement Language Model (ELM™), and is built with governance, compliance, and reliability embedded by design. For more information, please visit www.brandengagementnetwork.com.

About Valio Technologies (Pty) Ltd Valio Technologies (Pty) Ltd is a Pan-African technology company focused on deploying enterprise-grade artificial intelligence, automation, and digital platforms tailored to developing and emerging markets. Valio partners with public- and private-sector organizations to deliver locally governed, scalable technology solutions across sectors including healthcare, government services, and enterprise modernization. Valio is also the creator of eYakho Health, one of Africa’s largest digital health networks. For more information, visit www.valiotechnologies.com.

About Nelson Mandela University Nelson Mandela University is a public comprehensive university in South Africa, named in honor of Nelson Rolihlahla Mandela, and recognized for its commitment to transformative education, research, and community engagement. For more information, visit www.mandela.ac.za.

BEN Media Contact: amy@beninc.ai

BEN Investor Relations Contact: investors@beninc.ai

Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Factors that may affect results are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. BEN undertakes no obligation to update any forward-looking statements.

Sources / Footnotes

1 Anxiety disorders prevalence in South African students: https://www.ncbi.nlm.nih.gov/pmc/articles/PMC10607458/ (2023 study)

2 PTSD prevalence in South African students: https://www.tandfonline.com/doi/full/10.1080/09540261.2021.1997893 (2021–2022 data)

3 Perceived stress across African university students: https://bmcpublichealth.biomedcentral.com/articles/10.1186/s12889-022-12921-2 (2022 meta-analysis)

4 US college student anxiety: https://healthymindsnetwork.org/hms/ (2023 Healthy Minds Study)

5 US college student depression: https://jedfoundation.org/mental-health-and-college/ (2023 data)

6 Overall mental health prevalence in US college students: https://www.nimh.nih.gov/health/statistics/mental-illness (NIMH, adjusted for college population 2023)

7 Brand South Africa leadership reference: https://www.sanews.gov.za/south-africa/south-africa-captivating-global-destination